COMMUNITY BANK, N.A.

LINE OF CREDIT AGREEMENT

As of: March 31, 2010

Mr. Michael I. German, President Corning Natural Gas Corp.

330 West William Street

Corning, NY 14830

Dear Mr. German:

This letter sets forth the governing terms of our agreement between Community Bank, N.A. (the "Bank") and Corning Natural Gas Corp. (the 'Borrower") concerning a revolving line of credit (the "Revolving Line") in the aggregate maximum amount outstanding at any one time of $7,000,000.00, subject to the terms of this letter. This Revolving Line was committed by the provisions of a commitment letter from the Bank to the Borrower dated March 11, 2010 (the "Commitment Letter"), the contents of which are herein incorporated by reference.

Definitions

As used herein, the following terms shall have the following meanings:

"Eligible accounts receivable" shall be all trade accounts of the Borrower less than 90 days beyond the date of invoice (and originating in the ordinary course of business) minus all contra accounts receivable, affiliate company accounts receivable and employee accounts receivable.

"Miscellaneous eligible inventories" shall be all ordinary-course non-gas inventories of the Borrower valued at cost.

"Rabbi Trust" refers to the assets held in the investment account of the Borrower numbered 89151111309 held by Community Bank, N.A.

"Third Party Borrowing Notice Event" means the acceptance by the Borrower of a new indebtedness financing commitment from a party other than the Bank which, upon closing thereof, would result in the Borrower having incurred aggregate indebtedness exceeding $2,500,000.00 to one or more parties, other than the Bank, following the effective date of this agreement. Commitments for refinancing indebtedness that exists at the time of the Term Loan closing do not count against this Event threshold.

"Tangible Net Worth" means the total value of all assets excluding goodwill and intangible assets, less total liabilities, as determined by reference to the year-end audited financial statements of the Borrower, commencing with those for the fiscal year ending September 30, 2009.

"Debt to Tangible Net Worth Ratio" is defined as the dividend ratio of all Debt of the Borrower divided by its Tangible Net Worth, as determined by reference to the year-end audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2009.

"Debt Service Coverage Ratio is defined as the dividend ratio of

[(net income, excluding other comprehensive income, + depreciation and amortization + interest) minus (dividends + distributions), divided by [current maturity loan term debt from the prior period financial statement + interest], as determined by reference to the year-end audited financial statements of the Borrower, commencing with those for the fiscal year ending September 30, 2009.

General Terms of Revolving Line

Proceeds of the Revolving Line shall be used for Borrower's working capital purposes needs. So long as no Event of Default exists under this Agreement or under the terms of any other agreement or loan document between the Borrower or any Guarantor hereunder and the Bank, the Borrower may borrow, repay, and reborrow under the Revolving Line from time to time so long as the aggregate principal amount outstanding at any one time does not exceed $7,000,000.00 and the Bank has not demanded payment in full. Notwithstanding the foregoing, beginning March 31, 2010, aggregate borrowings at any one time under the Revolving Line may not exceed the sum then available according to the following formula:

100% of all "eligible accounts receivable" of the Borrower;

Plus 100% of all gas inventory of the Borrower;

Plus 50% of all "miscellaneous eligible inventories" of the Borrower;

Plus 100% of the value of the "Rabbi Trust";

Minus the balance of term loan #4280406-9001.

The Borrower shall execute a Demand Grid Note (the "Revolving Line Note") evidencing obligations related to the Revolving Line in a form acceptable to the Bank.

All outstanding amounts under the Revolving Line shall bear interest until paid in full. The rate of interest payable hereunder shall be a fluctuating rate per annum (the "Stated Rate") equal to the greater of 4% or the 30-day Libor Rate plus 2.25%, with changes to occur automatically with changes in the 30-day Libor Rate from time to time in effect. Each change in the Stated Rate shall take effect simultaneously with the corresponding change in such Libor Rate. The "30-day Libor Rate" shall mean the 30-day Libor Rate as published by the Wall Street Journal from time to time during the period that any portion of the principal hereunder remains unpaid. Interest shall be calculated based on actual days elapsed divided by a year of 360 days. Changes in the rate of interest applicable to the Revolving Line Note shall become effective automatically and without notice at the time of changes in the 30-day Libor Rate. The Bank, shall, however, provide the Borrower with notice of changes which have occurred in the rate applicable to the Revolving Line during the preceding billing period in its regular billing statements.

Unless sooner demanded, payments of all accrued interest under the Revolving Line are due and payable on the first day of each month. All remaining outstanding principal and accrued interest under the Revolving Line shall be due and payable in full on the earlier of (i) February 28, 2011, or (ii) the date of a demand by the Bank, or (iii) the date of an Event of Default (collectively, the "Expiration Date") unless the Revolving Line is extended by the Bank in its sole discretion. The Revolving Line will terminate on, and the Bank shall have no further obligation to make credit available after, the Expiration Date.

Any monthly payment amount due not fully paid within ten (10) days after the date due shall be subject to a late payment charge of the greater of $25.00 or five percent (5%) of the total payment due.

Fees and Expenses

The Borrower shall pay any fees, expenses and disbursements, including reasonable legal fees, of the Bank related to the Revolving Line and the transactions contemplated by this letter. Such payments shall be due from time to time upon the Bank giving the Borrower notice of the amount of such expenses.

At the request of the Bank, the Borrower shall promptly pay any expenses, reasonable attorney's fees, costs, or disbursements in connection with collection of any of the obligations related to the Revolving Line or enforcement of any of the Bank's rights hereunder or under any note, guaranty, or other agreement related hereto. This obligation shall survive the payment of the Revolving Line Note. The Bank may apply any payments of any nature received by it first to the payment of obligations under this paragraph, notwithstanding any conflicting provision contained in this letter or any other agreement with the Borrower.

Upon the occurrence of an Event of Default and acceleration by the Bank of the Revolving Line Note such that it becomes immediately due and payable in full, the rate of interest on each of the obligations related thereto shall be increased to a rate at all times equal to two percent (2%) above the rate of interest which would be in effect absent such Event of

Default, such increased rate to remain in effect through and including payment in full of all of the Obligations, or written waiver of such Event of Default by the Bank.

Collateral and Guarantees

The Revolving Line obligation shall be secured by the following:
  A continued first security interest in accounts receivable, inventory, chattel paper, documents, instruments and general intangibles; and
  A continued first security interest in the Rabbi Trust,

both as evidenced by a Security Agreement between the Borrower and the Bank dated August 4, 2005, as modified by a Collateral Security Spreader Agreement dated November 28, 2005, and as restated by a new Security Agreement between the parties hereto of even date herewith..

No Guaranty of the Revolving Line obligation is required to be furnished by the Borrower.

Affirmative Covenants

So long as this agreement remains in effect or there exists any indebtedness owing to the Bank by the Borrower hereunder, it is agreed that the Borrower shall:

  Keep proper books of account in a manner satisfactory to Bank. The Bank acknowledges that the accounting system, procedures, and forms in use as of the date hereof are satisfactory;
  Permit, at Borrower's expense, inspections and audits by Bank or by its agents of all books, records and papers in the custody or control of the Borrower or of others relating to the financial business condition of the Borrower, including the making of copies thereof and abstracts therefrom, and inspection and appraisal of any of their assets, with reasonable notice and during regular business hours;

C. Deliver to the Bank the following fmancial information: (i) annual financial statement of the Borrower audited by a Certified Public Accountant in accordance with standards established by the American Institute of Certified Public Accountants within 120 days after the end of its fiscal year; (ii) quarterly SEC Form 10-Q within 60 days following the end of each calendar quarter; (iii) within 45 days following the close of each month, monthly financial statements prepared by the Borrower; and (iii) a monthly report within 30 days following each month end, in form and substance satisfactory of the reasonable requirements of the Bank, setting forth reconciliation of accounts receivable with agings, inventory, and borrowings under the Revolving Line; (iv) immediately upon the occurrence of a Third Party Borrowing Notice Event, written notice thereof; and (v) such other information as the Bank may from time to time reasonably request.

    Promptly pay all taxes, assessments and other governmental charges due from the Borrower, provided, however, that nothing herein contained shall be interpreted to require the payment of any such tax so long as its validity is being contested in good faith.

    Promptly inform the Bank of the commencement of any material action, suit, proceeding or investigation against the Borrower, or the making of any counterclaim against it in any action, suit or proceeding, and of all liens against any property of either. An action, suit, proceeding, investigation, or lien shall be deemed material when in the aggregate the face amount of all such pending claims, reduced by the amounts (excluding deductibles and retained limit self-insurances) of indemnity insurance coverages acknowledged by the insurers as applicable thereto, exceeds $100,000.00.
    Maintain a Tangible Net Worth of not less than $9,000,000
    Maintain a Debt to Tangible Net Worth Ratio of less than 3.5 to 1.0. H. Maintain a Debt Service Coverage Ratio of not less than 1.10 to 1. Negative Covenants

So long as this agreement remains in effect or there exists any indebtedness owing to the Bank by the Borrower hereunder, it is agreed that the Borrower shall not:

    without the prior written consent of the Bank having first been obtained, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien or other encumbrance upon any of your accounts receivable and inventory, whether now owned or hereafter acquired, except in our favor and except liens of taxes not in default or being contested in good faith; provided, however, that if any proceeding before the United States Tax Court, Borrower is adjudged liable for unpaid taxes and wish to appeal from such adjudication, it shall promptly take appropriate steps to stay assessment of any lien of such taxes.
    sell, convey, lease or transfer any of its assets other than in the ordinary course of business, or merge or consolidate with or into any other company or corporation;

Events of Default

All of obligations of the Bank hereunder to the Borrower may be immediately terminated and the entire unpaid balance of all indebtedness hereunder owing to the Bank may be declared to be immediately due and payable at the sole election of the Bank upon the happening of any one of the following specific events of default:

  Nonpayment of any principal of or interest on any indebtedness created hereunder within fifteen (15) days after its due date, or default by the Borrower in the performance of any of other material terms or conditions of this agreement or of any other agreement of the Borrower with the Bank, which default remains uncured fifteen (15) days after written notice thereof has been furnished by the Bank to the Borrower;
  The adjudication of the Borrower as a bankrupt, or the making by the Borrower of any general assignment for the benefit of creditors, or the institution by it of any type of insolvency proceeding or of any proceeding for the liquidation or the winding-up of its affairs, or the appointment of a receiver or trustee for the Borrower of its assets, or the approval as properly filed of a petition for the reorganization of it under the Bankruptcy Act of otherwise, or its filing of any petition for an arrangement under Chapter XI of the Bankruptcy Act or under any similar statute;
  If any certificate, statement, representation, warranty or audit furnished by the Borrower or on its behalf in connection with this arrangement (including those contained herein) or as an inducement to the Bank to enter into this agreement shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified or stated, or to have omitted any substantial contingent or unliquidated liability or claim against the Borrower, or if on the date of the execution of this agreement, there shall have been any materially adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed by the Borrower to the Bank at or prior to the time of such execution;
  Nonpayment by the Borrower of any other indebtedness to the Bank within fifteen (15) days after the date when due.

E. There occurs any substantial change in the ownership of the Borrower, by merger with another entity or otherwise, or operating control of the business of the Borrower, without the prior written consent of the Bank having first been obtained.

Miscellaneous Terms

The Bank shall have a right of set-off, in the full amount of all of Borrower's obligations to the Bank, against any deposits, assets held by, or other amounts owed by the Bank to or held by the Bank for, the Borrower as well as a lien on any and all property of the Borrower which is or may be in the Bank's possession.

No delay or omission by the Bank in exercising any right or remedy hereunder or with respect to any indebtedness created hereunder shall operate as a waiver thereof or of any of other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof of any other right or remedy.

The parties hereto expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms or conditions of this Agreement, the Revolving Line Note, or any matters whatsoever arising out of or in connection with this Agreement, the Revolving Line Note, or any document executed or delivered in connection with this Agreement or the Revolving Line Note. The foregoing waiver shall survive the termination or expiration of this Agreement.

This Agreement and the documents referred to herein embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be changed or amended without the written agreement of all parties hereto.

All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their successors and assigns and shall inure to the benefit of and be enforceable by any holder of notes executed hereunder. No assignment of the rights of the Borrower under this Agreement may be made without the prior written consent of the Bank.

This letter and the notes and agreements related hereto, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York. It represents the joint agreement of the parties following negotiation resulting in the issuance of the Commitment Letter, and accordingly shall not be strictly construed against any particular party.

Please sign the enclosed duplicate original of this letter to evidence your agreement to the terms contained herein. We appreciate the opportunity to do business with you.

COMMUNITY BANK, N.A.

____________________________

by:
Thomas F. Beers, Vice President

CORNING NATURAL GAS CORP.

____________________________

by:
Michael I. German, President